Exhibit 99.1

Collectors Universe Reports Record Second Quarter Operating Results

Service Revenues up 41% and Operating Income up 116% for the Quarter

NEWPORT BEACH, CA – February 6, 2014 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter of fiscal 2014.

Operational and Financial Highlights:

■

Service revenues increased by $3.9 million or 41% to a second quarter record of $13.5 million compared to $9.6 million in the same quarter of the prior year. The increase was driven by a $3.4 million or 58% increase in coin service revenues and a $0.5 million or 16% increase in cards and autographs service revenues. Coin service revenues include $0.6 million of revenues earned at our Shanghai operation.

■

The services gross profit margin for this year’s second quarter was 61% compared with the 59% in the second quarter of the prior year. The increase primarily reflects the higher coin revenues in the quarter compared to the second quarter of fiscal 2013.

■	Operating income increased by $1.1 million or 116% to a second quarter record of $2.1 million compared to $1.0 million in last year’s second quarter.

■

Income from continuing operations for this year’s second quarter increased to $1.2 million or $0.15 per diluted share from $0.6 million or $0.07 per diluted share in the second quarter of fiscal 2013. In the six months ended December 31, 2013, income from continuing operations increased to $2.9 million or $0.35 per diluted share, up from $1.4 million or $0.17 per diluted share for the same period of the prior year.

■

The Company’s cash position at December 31, 2013 was $16.3 million compared with $18.7 million at June 30, 2013. Net cash used of $2.4 million for the first half of the year was comprised of cash generated from continuing operations of $4.0 million and proceeds received from the exercise of stock options of $0.3 million offset by cash payments of $5.4 million of dividends paid to our stockholders, $0.8 million for capital expenditures, $0.3 million used in our discontinued operations and $0.2 million for repurchases of common stock. Income tax payments were $2.3 million in the first half of the year.

■	On January 28, 2014, we announced our quarterly cash dividend of $0.325 per share, which will be paid on February 28, 2014 to stockholders of record on February 14, 2014.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “ Robust market activity in our primary coin and sports/autograph businesses continued through the second half of calendar 2013 and we were able to take advantage of those conditions and our international expansion activity to produce another quarter of strong performance. I am very pleased with our progress to date on our growth trajectory and especially the early results of our China market entry. Our businesses teams are doing an excellent job of focusing on delivering new capabilities and services to our customers throughout 2014.”

Collectors Universe, Inc.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, February 6, 2014 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 877-941-8610 or 480-629-9820, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through February 20, by dialing 800-406-7325 or 303-590-3030 and entering access code 4181738#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2013 and the first half of fiscal 2014, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins, the risks that the economic recovery may remain weak or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause volatility in the price of gold and silver, any of which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the weakness of the economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas, the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission on August 28, 2013. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net revenues:
Grading, and authentication and related services	$13,492	$9,595	$27,659	$20,275
Product Sales	58	-	58	550
	13,550	9,595	27,717	20,825
Cost of revenues:
Grading, authentication and related services	5,237	3,962	10,487	8,302
Product sales	49	2	49	552
	5,286	3,964	10,536	8,854
Gross profit	8,264	5,631	17,181	11,971

Operating expenses:
Selling and marketing expenses	2,116	1,552	4,314	3,368
General and administrative expenses	4,049	3,108	7,913	6,342
Total operating expenses	6,165	4,660	12,227	9,710
Operating income	2,099	971	4,954	2,261
Interest income and other expense, net	10	9	24	71
Income before provision for income taxes	2,109	980	4,978	2,332
Provision for income taxes	871	399	2,082	934
Income from continuing operations	1,238	581	2,896	1,398
Loss from discontinued operations, net of income taxes	(23)	(20)	(44)	(31)
Net income	$1,215	$561	$2,852	$1,367

Net income per basic share:
Income from continuing operations	$0.15	$0.07	$0.36	$0.17
Loss from discontinued operations	-	-	(0.01)	-
Net income per basic share	$0.15	$0.07	$0.35	$0.17

Net income per diluted share:
Income from continuing operations	$0.15	$0.07	$0.35	$0.17
Loss from discontinued operations	-	-	-	-
Net income per diluted share	$0.15	$0.07	$0.35	$0.17

Weighted average shares outstanding:
Basic	8,144	8,052	8,130	8,038
Diluted	8,225	8,113	8,191	8,099
Dividends declared per common share	$0.325	$0.325	$0.65	$0.65

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

ASSETS	December 31, 2013	June 30, 2013
Current assets:
Cash and cash equivalents	$16,307	$18,711
Accounts receivable, net of allowance of $31 at December 31, 2013 and $27 at June 30, 2013	2,571	2,067
Inventories, net	1,739	1,656
Prepaid expenses and other current assets	1,225	964
Deferred income tax assets	1,328	1,328
Total current assets	23,170	24,726

Property and equipment, net	2,575	2,153
Goodwill	2,083	2,083
Intangible assets, net	1,340	1,477
Deferred income tax assets	2,003	2,003
Other assets	404	394
Non-current assets of discontinued operations	182	182
	$31,757	$33,018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,149	$1,608
Accrued liabilities	2,390	2,121
Accrued compensation and benefits	2,528	2,680
Income taxes payable	548	760
Deferred revenue	2,351	2,345
Current liabilities of discontinued operations	805	802
Total current liabilities	10,771	10,316

Deferred rent	473	474
Non-current liabilities of discontinued operations	1,417	1,666
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,776 and 8,509 issued and outstanding at December 31, 2013 and June 30, 2013, respectively.	9	9
Additional paid-in capital	75,569	74,578
Accumulated deficit	(56,482)	(54,025)
Total stockholders’ equity	19,096	20,562
	$31,757	$33,018